Exhibit 10.4
EMPLOYEE
PERFORMANCE RESTRICTED STOCK AWARD
UNDER THE PROVISIONS OF THE
CYRUSONE 2012 LONG TERM INCENTIVE PLAN

Name of Employee:	[Employee Name]
Award Date:	[Award Date]
Approval Date:	[Approval Date]
Target Number of Restricted Shares:	[Number of Shares]
Maximum Number of Restricted Shares:	[Number of Shares]

Pursuant to the provisions of the CyrusOne 2012 Long Term Incentive Plan (as in effect from time to time (the “Plan”)), the Board of Directors of CyrusOne Inc. hereby grants to the employee named above (“you” or the “Employee”) on the date noted above (the “Award Date”) an award of an aggregate number of restricted common shares set forth on Exhibit A attached hereto, par value $.01 per share, of CyrusOne Inc. (the “Shares”), on and subject to the terms of the Plan and your agreement to the terms, conditions and restrictions contained herein and subject to the achievement of certain performance-based vesting criteria (each, a “Performance Goal”) as set forth on Exhibit A.  Capitalized terms used in this performance restricted stock award agreement (this “Agreement”) that are not defined in this Agreement have the meanings as used or defined in the Plan.

1.           Securities Subject to this Agreement.  This Agreement is made with respect to the Shares and any securities (including Shares of CyrusOne Inc. (“CyrusOne”)) issued in respect of the Shares, whether by way of a share dividend, a share split, any reorganization or re-capitalization of CyrusOne or its stock or any merger, exchange of securities or like event or transaction as the result of which any security or securities of any kind are issued to you by reason of your ownership of the Shares.  Any such securities issued in respect of any of the Shares shall be subject to the same restrictions, terms and conditions set forth in this Agreement, and shall be administered in the same manner, as the Shares to which they relate.  References in the following terms of this Agreement to the Shares shall include any such securities issued in respect of the Shares.

2.           Rights of Ownership.  Subject to the achievement of the applicable Performance Goal, except for the Restrictions (as defined in Section 8 hereof), you are the record and beneficial owner of the Shares, with all the rights and privileges appertaining thereto, including the right to vote the Shares, provided, however, that, to the extent the Restrictions have yet to lapse and thereby terminate and be of no further force or effect with respect to any Share, any dividends paid with respect to such Share, shall be accrued by the Company and shall be distributed to you on the applicable Vesting Date (as defined in Exhibit A); provided that such dividends shall not be paid unless, until and only to the extent that the applicable Performance Goal has been attained.

3.           Performance Vesting.

(a)           Except as otherwise provided in any Employment Agreement (as defined in Section 14 hereof) or determined by the Committee in its sole discretion or provided in Section 4, 5, 6 or 7 hereof, subject to the Committee’s determination that the applicable Performance Goal has been attained for the applicable Performance Evaluation Period (as defined in Exhibit A) at a Performance Level (as defined in Exhibit A) that permits vesting, as set forth in Section 3(b) below, on each Vesting Date, the number of Shares that corresponds to such Performance Level for such Vesting Date, as set forth on Exhibit A, shall vest and the Restrictions shall lapse and thereby terminate and be of no further force or effect on the applicable Vesting Date, provided that you are continuously employed by the Company through such Vesting Date.

(b)           On each Determination Date (as defined below), the Committee shall determine whether the applicable Performance Goal has been attained, and the Performance Level at which it has been attained, for the applicable Performance Evaluation Period and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 13 of this Agreement.  “Determination Date” means the date as soon as reasonably practicable following the completion of the applicable Performance Evaluation Period, as determined by the Committee, on which the Committee determines whether the applicable Performance Goal has been achieved.

(c)           For the avoidance of doubt, to the extent a number of Shares vests pursuant to the terms of Section 4, 5, 6 or 7 of this Agreement, the number of Shares that so vests shall include, but shall not be in addition to, any Shares that previously vested pursuant to the terms of Section 3 of this Agreement.

4.           Termination of Restrictions Upon Death.  Except as otherwise provided in any Employment Agreement, in the event of your death while an Employee, then, effective as of the date of your death, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 hereof) shall lapse and thereby terminate and be of no further force or effect with respect to the number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the target number of Shares (as set forth on Exhibit A) as the number of days from the Award Date through the date of your death bears to 1,096.  Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of your date of death in accordance with the terms of Section 8 hereof.  Upon the Restrictions terminating with respect to certain Shares under the first sentence of this Section 4, the executor, administrator or other personal representative of your estate, or the trustee of any trust becoming entitled thereto by reason of your death, may transfer the applicable Shares to any person or persons entitled thereto under your will or under your trust or other instrument (or, in the absence of any will, under the laws of descent and distribution) governing the distribution of your estate in the event of your death.

5.           Termination of Restrictions Upon Disability.  Except as otherwise provided in any Employment Agreement, if, pursuant to the applicable disability provision of any Employment Agreement, you become disabled and as a result thereof cease to be an Employee under and pursuant to such provision or, if no such provision exists or you are not party to an Employment Agreement, you become disabled to such extent that you are unable to perform the usual duties of your job for a period of 12 consecutive weeks or more and, as the result thereof, the Committee approves the termination of your employment within the 12-month period following the first day of such 12 consecutive week period, then, effective as of the date you cease to be an Employee as described in this Section 5, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 hereof) shall lapse and thereby terminate and be of no further force or effect with respect to the number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the target number of Shares (as set forth on Exhibit A) as the number of days from the Award Date through the date you cease to be an Employee bears to 1,096.  Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 8 hereof.

6.           Termination of Restrictions Upon Termination of Employment Other than for Death, Disability or Cause.  Except as otherwise provided in any Employment Agreement, if the Company terminates your employment other than by reason of your death or disability or other than for Cause, then, effective as of the date you cease to be an Employee as described in this Section 6, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 hereof) shall lapse and thereby terminate and be of no further force or effect with respect to the number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the target number of Shares (as set forth on Exhibit A) as the number of days from the Award Date through the date you cease to be an Employee bears to 1,096.  Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 8 hereof.  For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement, or, if you do not have an Employment Agreement, shall mean the occurrence of any one of the following: (i) your material dereliction of your duties, your gross negligence or substantial failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in (A) misconduct that is materially injurious to the Company or (B) illegal conduct; (iii) your material breach of any written agreement by and between you and the Company; (iv) your violation of any material provision of the Company’s Code of Business Conduct and Ethics; or (v) your willful failure to cooperate in good faith with an investigation by any governmental authority.

7.           Termination of Restrictions Upon Change in Control.  If a Change in Control occurs, then, except as otherwise provided in any Employment Agreement, this award will be treated as provided in Section 17 of the Plan; provided, however, that, subject to the terms of any Employment Agreement and notwithstanding any other provision of this Agreement to the contrary, in the event that within twelve months following a Change in Control your employment is terminated by the Company other than for Cause,  then, effective as of the date of such termination, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of this Agreement, including in connection with the Change in Control event) shall lapse and thereby terminate and be of no further force or effect with respect to the number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the target number of Shares (as set forth on Exhibit A) as the number of days from the Award Date through the date you cease to be an Employee bears to 1,096.  Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 8 hereof.

8.           Forfeiture.  The Shares and any interest therein shall be subject to the forfeiture and transfer restrictions as described in this Section 8 (the “Restrictions”). Except as otherwise determined by the Committee or provided in Sections 3, 4, 5, 6 and 7 hereof or any Employment Agreement, any Shares that remain subject to the Restrictions on the date you cease to be an Employee shall be forfeited to CyrusOne as of such date and, upon such forfeiture, all of your rights in respect of such Shares shall cease automatically and without further action by CyrusOne or you.  In addition, except as otherwise determined by the Committee or provided in Section 16 of the Plan, any Shares that remain subject to Restrictions may not be transferred, sold, assigned alienated, transferred, pledged, attached, conveyed or otherwise encumbered by you in any manner whatsoever and whether or not for consideration.  For the purpose of giving effect to this provision, you must execute and deliver to CyrusOne a stock power with respect to each certificate evidencing any of the Shares, thereby assigning to CyrusOne all of your interest in the Shares.  By the execution and delivery of this Agreement, you authorize and empower CyrusOne, in the event of a forfeiture of any of the Shares under this Section 8 to (i) date (as of the date you cease to be an Employee) those stock powers relating to Shares that remain subject to the Restrictions as of the date you cease to be an Employee and (ii) present such stock powers and the certificates to which they relate to CyrusOne’s transfer agent or other appropriate party for the sole purpose of transferring the forfeited Shares to CyrusOne.  Notwithstanding anything herein to the contrary, in the event the initial public offering of common stock of CyrusOne is not consummated, all Shares shall be forfeited to CyrusOne.

9.           Employment.  For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company and considered to be employed under the policies and procedures (including the payroll and withholding procedures) of the Company.  In this regard, the granting of this Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

10.           Matters Relating to Certificates.  (a) On or following the date of this Agreement, any Shares issued to you in accordance with and subject to this Agreement shall be evidenced in such manner as CyrusOne shall determine.

(b)           Each certificate or book entry credit issued or entered in respect of any Shares issued to you in accordance with this Agreement shall bear the following legend:

“The Shares evidenced by this certificate are subject to the terms of a Restricted Stock Agreement between the registered holder hereof and CyrusOne Inc., dated as of [Award Date], and may not be transferred by the holder, except as provided by the terms of such agreement, a copy of which is on deposit with the Secretary of CyrusOne Inc. and which will be mailed to a shareholder of CyrusOne Inc. without charge within five days after receipt of a written request.”

(c)           CyrusOne shall require that the certificates or book entry credits evidencing title of the Shares be held in custody by CyrusOne until such time, if any, as your rights with respect to the Shares have vested, and CyrusOne may require that, as a condition of your receiving the Shares you shall have delivered to CyrusOne a stock power, endorsed in blank, relating to such Shares.  To the extent that your rights with respect to the Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

11.           Interpretation.  You acknowledge that the Committee has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arises under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Shares.

12.           Withholding.  In the event that the award and receipt of the Shares, the expiration of the Restrictions, the payment of dividends on the Shares or any other event results in your realization of income or wages which for federal, state and/or local income or other employment tax purposes is, in the opinion of the Company, subject to withholding of tax by the Company, you shall pay to the Company an amount equal to the withholding tax amount that the Company determines applies with respect to such event or make arrangements satisfactory to the Company regarding the payment of such tax, which arrangements may include your agreement to surrender the Shares that have become free of the Restrictions.  Otherwise, the Company may, at its discretion and to the extent it determines is necessary to pay such withholding tax amount, withhold any such withholding tax amount from your salary, dividends paid by CyrusOne on the Shares, any Shares that have become free of the Restrictions or any other compensation payable to you.

13.           Notices.  All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed as follows:

TO CYRUSONE:	CyrusOne Inc.
Kimberly Sheehy
1649 Frankford Road
Carrollton, TX 75007

TO THE EMPLOYEE:	Employee Name
Address

or to any other address as to which notice has been given in the manner herein provided.

14.           Effect of Employment Agreement.  Notwithstanding any of the terms of the foregoing sections of this Agreement, if the provisions of a written employment agreement between you and the Company (any such agreement, an “Employment Agreement”) would require that the Restrictions that apply to any Shares will lapse on a date that occurs on or before the date the Restrictions would have lapsed or the Shares would have been forfeited, in each case, under the terms of the foregoing sections of this Agreement, or would require that you be deemed to be employed by the Company until a date later than the actual date on which your employment terminates for purposes of determining the extent to which and the date on which the Restrictions would lapse or the Shares would be forfeited, then such Employment Agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference).  In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement or any Employment Agreement, on the other hand, the terms of the Plan shall govern.  In the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, the terms of such Employment Agreement shall govern.

15.           Miscellaneous.

(a)           The Shares are intended to be Performance Awards for purposes of the Plan and the Committee may, in its discretion, determine that all or a portion of the Shares are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in which case, the Shares will be governed by the terms and conditions of the Plan applicable to qualified performance-based compensation, including Sections 6.2 and 15.4 of the Plan.  You hereby acknowledge and agree that you will not make an election under Section 83(b) of the Code with respect to the receipt of any of the Shares without the consent of the Committee, which the Committee may grant or withhold in its sole discretion.

(b)          This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.  Subject to the provisions of the Plan and any applicable Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas.  If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.  In the event you fail to sign and return this Agreement to CyrusOne within one month of the Award Date, the Shares shall be forfeited to CyrusOne and this Agreement shall become immediately void and of no further force or effect.

(c)           The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the Shares shall be subject to the provisions of Sections 17 and 18 of the Plan).

(d)           All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan.  The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree.  In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas.  The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures.  Any arbitration pursuant to this Section 15(d) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction.  The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties.  Nothing in this Section 15(d) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(e)           You hereby acknowledge that (i) the business of CyrusOne, CyrusOne LP, CyrusOne LLC and each of their respective subsidiaries (the “CyrusOne Group”) in which you will be principally engaged is investing in and operating data centers throughout the United States and internationally, (ii) in the course of your employment with any member or members of the CyrusOne Group, you shall be entrusted with or obtain access to information proprietary to members of the CyrusOne Group and have access to and the benefit of goodwill belonging to the CyrusOne Group, (iii) you must not use the proprietary information or goodwill for the benefit of any entity except for the CyrusOne Group, (iv) this Section 15(e) is essential to protect the legitimate business and goodwill of the CyrusOne Group, does not impose an undue hardship on your and will not prevent you from engaging in gainful employment and (v) the Board would not have granted you this award but for the covenants and agreements set forth in this Section 15(e).  Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, you hereby agree that at all times during the Term (as herein defined) and the Restricted Period (as herein defined), if applicable, you will not accept employment or engage or participate in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, officer or otherwise) with or as a Competitor (as herein defined) of the CyrusOne Group without the prior written consent of CyrusOne, which would involve you:

(A)           providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which you had any involvement, and/or regarding which you had any proprietary information, during your employment with any member or members of the CyrusOne Group (including any products or services being researched or developed by the CyrusOne Group during your employment with any member or members of the CyrusOne Group); or

(B)           providing or performing services that are similar to any services that you provided to or performed for the CyrusOne Group.

“Competitor” means any business or entity that, at any time during the one year period following the termination of your employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the CyrusOne Group, including, without limitation, any company or business that provides data colocation services to businesses or entities.

“Term” means the period commencing on the Award Date and terminating on the date of the cessation of your employment for any reason.

“Restricted Period” means the one year period following the termination of your employment by the Company for Cause or by you for any reason.

The restrictions set forth in this Section 15(e) will be limited to the geographic areas: (i) where you performed services for the CyrusOne Group, (ii) where you served CyrusOne Group customers or clients and/or (iii) otherwise impacted or influenced by your services to the CyrusOne Group.  If any of the provisions in this Section 15(e) conflict with similar provisions in any other document or agreement related to your employment with any member or members of the CyrusOne Group, the provisions of this Agreement will be in addition to and operate independently of any similar provisions; provided, however, that if the restrictions set forth in the other document or agreement at issue are broader in scope (including if such restrictions are longer in duration) than those in this Agreement and are enforceable under applicable law, those restrictions will take precedence and the provisions of this Section 15(e) shall not impair, diminish, restrict or waive any such restrictive covenant or confidentiality obligation by you to the CyrusOne Group, if any.

(f)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”.  The term “or” is not exclusive.

Please indicate your acceptance by signing at the place provided and returning this Agreement no later than [Date].

CYRUSONE INC.

Dated:	[Award Date]	By:
[Name]
[Title]

[Employee]:

Dated:
Accepted and Agreed

EXHIBIT A

To be attached.